Exhibit 16(c)(v)

Illustrative Intersnack / Utz Transaction Alternatives[Graphic Appears Here][Graphic Appears Here]• Step 1 (Partial Tender Offer):• Transaction Steps – Intersnack launches partial tender offer to acquire 19% ownership (~27mm Intersnack and Third-Party Partner to shares) from Class A public shareholders at [30%] illustrative premium to – acquire all outstanding Class A shares and certain shares owned by Rice Family at a premium for cash current share price Intersnack contributes $650mm of cash into take-private for 46% – Public shareholders to own 40% of Utz following tender offer completion ownership – Intersnack signs / discloses a Voting and Support Agreement with the Rice Family, contingent on a successful partial tender offer Third-Party funds $561mm cash (to be re-paid in 3-5 years) for $106mm common equity (8% ownership) and $455mm preferred equity • Step 2 (Negotiated Deal with Rice Family): – Rice Family converts portion of Class V shares to Class A and sells ~16mm – Rice Family rolls partial equity stake ($650mm) into private company for 46% ownership and cashes out remaining ($186mm) Class A shares to Intersnack at market price, representing ~11% ownership Utz borrow $809mm – Rice Family to own 30% of Utz following Intersnack sale – to of new debt, resulting in 4.5x gross leverage (excluding preferred) • [Optional] Step 3 (Primary Raise):– Intersnack purchases additional primary shares of Utz at [discount to] current sh re price with cash proceeds used for deleveraging

Illustrative Transaction Structures Considerations

	1 Take-Private with Third-Party Capital	2 Partial Tender Offer + Voting Agreement with Rice Family
Benefits	▲ Ability to accelerate business improvement in private context and receive benefit ▲ Minority stake in private company allows Intersnack more control over time horizon to better understand U.S. market ▲ More able to negotiate appropriate governance rights ▲ Ability to negotiate clear path to control upfront (if desired) ▲ Robust market for third-party participation ▲ Immediate opportunity from public company cost savings ▲ Better positioned to integrate operations / governance with private shareholder construct ▲ Defined set of parties to govern with (vs. public shareholders)	▲ Accomplishes minority stake goal (reduced equity check) ▲ Combined voting power with Rice Family allows for effective shared control ▲ Potential board seats / minority rights ▲ Provides Intersnack ability to learn upfront ▲ Maintains appropriate public company leverage – opportunity for primary issuance to de-lever balance sheet ▲ Public ongoing market reference can provide framework for future takeout
Considerations	? Rice Family may require certainty around full exit (vs. an option) ? Requires paying control premium without full control ? Adding a Third-Party complicates negotiations / governance ? Increases leverage in near-term and at time of Third-Party / Rice Family exit	? Company remains public, with other public shareholders – may diminish potential influence ? Continued public company obligations / constraints ? No immediate cost savings / synergies realization ? Unknown clearing price for tender offer ? Partial tender offer may not be successful – public shareholders will need to see benefit of staying in public company with new controlling group ? May require certain governance constraints / lock-ups ? May require certain public financial disclosures for Intersnack ? Ultimate takeout price may become overly expensive ? Rice Family and Intersnack may have differing views and time horizons regarding exit / path to control ? Prior written consent and alignment likely required from other existing insiders (subject to legal review)

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1 Utz Illustrative Take-Private: Transaction OverviewTransaction Assumptions• Illustrative purchase price of $14.00/share, representing a ~37% premium to current share price of $10.23 (as of December 12, 2025) and implying a firm value of ~$2.7bn– Implies 12.6x LTM 2025E Adj. EBITDA of $218mm• Transaction funded by new transaction debt, new preferred equity and new + rolled common equity Gross leverage of 4.5x LTM (1)– (2025E) PF Adj. EBITDA of $228mm New $225mm Revolving Credit Facility (SOFR + 350bps) New $809mm Term Loan (SOFR + 325bps, 99.5% OID, 1% amortization)– $455mm in preferred equity (12% PIK) and $106mm in common equity from New Third-Party• Assumes partial Rice Family ownership roll, resulting in 46%, 46% and 8% PF ownership for Intersnack, Rice Family and New Third-Party, respectively• Other assumptions: – Assumes annual add-back of $10mm in public company costs– Assumes $34mm dividend in 2026E ($15mm to Rice Family), growing 3% annually, distributed to common shareholders Sources & Uses($ in mm)Sources $ Amount %Intersnack Common Equity Implied 46% ownership $650 22.1% Rice Family Common Equity—Rollover 650 22.1Implied 46% ownershipNew Third-Party Common Equity $186mm cashed out 106 3.6 New Third-Party Preferred Equity 455 15.5 New Transaction Debt Implied 8% ownership 809 27.5 Rolled Existing Debt 215 7.3 Existing Cash 58 2.0Total Sources $2,942 100.0%Uses $ Amount %Purchase Utz Equity (Public Owernship) $1,036 35.2% Rice Family Equity 836 28.4 Other Insiders Equity 158 5.4 Existing Debt 775 26.3 Cash to Balance Sheet 58 2.0 Illustrative Transaction Fees 80 2.7Total Uses 75151-004-Part-2    21Aug26 $2,94 15:46 00.0%Pro Forma Cap TableUtzCurrent Pro Forma($ in mm) 12/31/2025 Adj. 12/31/2025Cash & Cash Equivalents $58 — $58Debt:ABL Facility 21 (21) --New Revolving Credit Facility -——-Term Loan B 526 (526) --New Term Loan — 809 809 Other Debt(2) 228 (13) 215Total Debt (Excl. Preferred) $775 $249 $1,024Net Debt (Excl. Preferred) $717 $249 $966Preferred Equity — 455 455Total Debt (50% Preferred Credit) $775 $476 $1,251Net Debt (50% Preferred Credit) $717 $476 $1,194Financial MetricsLTM PF Adj. EBITDA (2025E) $218 $10(1) $228Credit StatisticsTotal Debt (Excl. Preferred) / Adj. EBITDA 3.6x 4.5x Net Debt (Excl. Preferred) / Adj. EBITDA 3.3 4.2 Total Debt (50% Preferred Credit) / Adj. EBITDA 3.6x 5.5x Net Debt (50% Preferred Credit) / Adj. EBITDA 3.3 5.2Source: Company filings, FactSet, and Wall Street research. Market data as of December 12, 2025. Note: Illustrative transaction close of December 31, 2025. (1) Includes $10mm in public company cost removal. (2) Includes $13mm paydown of notes payable.[Graphic Appears Here]

1 Utz Illustrative Take-Private: Cash Flow Summary & Path to ControlIllustrative Cash Flow SummaryActual Consensus Illustrative Projections Actual LTM Fiscal Year Ended December 31, ($ in mm) 2022A 2023A 2024A 2025E 2026E 2027E 2028E 2029E 2030E 2031E 2032E 2033E 2034E 2035E Net Sales $1,408 $1,438 $1,409 $1,448 $1,491 $1,521 $1,552 $1,583 $1,614 $1,647 $1,680 $1,713 $1,747 $1,782% Growth 19.3% 2.1% (2.0%) 2.7% 3.0% 2.1% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0% 2.0%Adj. EBITDA $171 $187 $200 $218 $230 $252 $275 $298 $323 $329 $336 $343 $349 $356% Margin 12.1% 13.0% 14.2% 15.0% 15.4% 16.6% 17.7% 18.9% 20.0% 20.0% 20.0% 20.0% 20.0% 20.0% (+) Public Company Costs -——- $10 $10 $10 $10 $10 $10 $10 $10 $10 $10 $10PF Adj. EBITDA $171 $187 $200 $228 $240 $262 $285 $308 $333 $339 $346 $353 $359 $366% Margin 12.1% 13.0% 14.2% 15.7% 16.1% 17.2% 18.4% 19.5% 20.6% 20.6% 20.6% 20.6% 20.6% 20.6%Levered Free Cash Flow $64 $89 $109 $125 $150 $84 $90 $96 $103 $111Memo: Net Interest Expense (excl. PIK) 66 60 54 47 39 104 100 90 84 77 Memo: PIK Interest 55 61 68 77 86 -————-Memo: Common Dividends 34 35 36 37 38 36 37 38 39 40 Cumulative Levered Free Cash Flow $64 $153 $262 $387 $537 $621 $711 $807 $911 $1,022 % of Total Debt Paydown 5.1% 12.2% 21.0% 30.9% 42.9% 49.6% 56.9% 64.5% 72.8% 81.7%A BTotal Debt (Excl. Preferred Equity) $1,024 $960 $871 $762 $637 $1,513 $1,428 $1,338 $1,242 $1,139 $2,857 Net Debt (Excl. Preferred Equity) $966 $902 $813 $704 $579 $1,455 $1,371 $1,280 $1,184 $1,081 $2,799Total Debt (50% Preferred Credit) $1,251 $1,214 $1,156 $1,081 $995 $1,513 $1,428 $1,338 $1,242 $1,139 $2,857 Net Debt (50% Preferred Credit) $1,194 $1,157 $1,098 $1,023 $937 $1,455 $1,371 $1,280 $1,184 $1,081 $2,799Credit StatisticsTotal Debt (Excl. Preferred Equity) / PF Adj. EBITDA 4.5x 4.0x 3.3x 2.7x 2.1x 4.5x 4.2x 3.9x 3.5x 3.2x 7.8x Net Debt (Excl. Preferred Equity) / PF Adj. EBITDA 4.2 3.8 3.1 2.5 1.9 4.4 4.0 3.7 3.4 3.0 7.6 Total Debt (50% Preferred Credit) / PF Adj. EBITDA 5.5x 5.1x 4.4x 3.8x 3.2x 4.5x 4.2x 3.9x 3.5x 3.2x 7.8x Net Debt (50% Preferred Credit) / PF Adj. EBITDA 5.2 4.8 4.2 3.6 3.0 4.4 4.0 3.7 3.4 3.2x net 3.0 leverage at 7.6% Ownership Intersnack ParentCo(1) Intersnack 46.2% 46.2% 46.2% 46.2% 46.2% 50.0% 50.0% 50.0% 50.0% 50.0% 100.0% Rice Family 46.2 46.2 46.2 46.2 46.2 50.0 50.0 50.0 50.0 50.0 —Third-Party 7.5 7.5 7.5 7.5 7.5 -—————-Reflects take-out of Reflects take-out A Purchase Third-Party Preferred + Common Shares After 5 Years Third-Party preferred of Rice Family and common equity common equity($ in mm)Third-Party Preferred Equity Value in 2030E (incl. PIK) $802B Purchase Rice Family Common Shares After 10 Years2030E PF Adj. EBITDA $333 ($ in mm) (x) Exit Multiple (Same as Entry) 12.6xImplied Firm Value $4,204 2035E PF Adj. EBITDA $366(–) Net Debt ($1,231) (x) Exit Multiple (Same as Entry) 12.6xImplied Equity Value $2,973 Implied Firm Value $4,628(x) Third-Party % Ownership of Common Shares 7.5% (–) Net Debt ($970)Third-Party Common Equity Value in 2030E $224 Implied Equity Value $3,659Memo: Third-Party Cummulative Dividend Received $13 (x) Rice Family % Ownership of Common Shares 50.0%Total IRR of 13% Rice Family Common Equity Value in 2035E $1,829 Third-Party Total Equity Value in 2030E $1,026 Memo: Rice Family Cummulative Dividend Received $178Source: Company filings, FactSet, and Wall St ee research. Market data as of December 2, 025.Note: Illustrative transaction close of December 31, 2025. New intangibles assumed to be 10% of equity step-up, calculated as transaction equity value less existing book value of equity plus existing goodwill (amortized over 15 years). Assumes $55mm deferred tax liability, based on a 25.4% tax rate. Unwind over 15 years. Illustrative take-out calculations exclude management incentive plans. (1) Assumes ~$1.0bn EBITDA and ~$1.6bn existing net debt at Intersnack Parent Co.

1 Common and Redeemable Preferred Equity Comparison

	Common Equity	Redeemable Preferred Equity	Considerations
Security	Common Stock	Preferred Stock	• **Common Stock:** Junior to debt and preferred stock, pari passu with existing common stock • **Redeemable Preferred:** Senior to all equity, subordinate to debt
Transaction Valuation	Priced	Unpriced	• **Common Stock:** Price per share based upon a pre-money valuation on a fully diluted basis • **Redeemable Preferred:** No valuation set at issuance
Maturity / Call Protection	N/A	5 Years+	• **Common Stock:** Non-callable • **Redeemable Preferred:** May include redemption feature after 5 years+ at the issuers option
Dividend / Coupon	N/A	High Single / Low Double Digits	• **Common Stock:** Dividends available, as declared • **Redeemable Preferred:** May include cash or PIK dividend
Conversion	N/A	No	• **Common Stock:** N/A • **Redeemable Preferred:** Will be redeemed upon IPO or sale
Downside Protection	N/A	Standard	• **Common Stock:** N/A • **Redeemable Preferred:** Will be subject to minimum return
Upside Participation	Yes	Negotiating Point	• **Common Stock:** Upside based upon company valuation appreciation • **Redeemable Preferred:** May include warrants to provide equity upside
Covenants / Governance	Minimal	Standard Provisions	• **Common Stock:** N/A • **Redeemable Preferred:** May include standard information rights, protective provisions, board seat / observer, anti-dilution protections and liquidation rights; also, subject to net leverage covenants

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1 Potential Third-Party Partners Potential Investor Universe[Graphic Appears Here]

② Illustrative Partial Tender Offer to Utz Shareholders: Overview

Transaction Assumptions

- **Step 1 (Partial Tender Offer):**
  - Intersnack launches partial tender offer to acquire 19% ownership (27.3mm shares) from Class A public shareholders at illustrative $13.30/share, representing a [30%] premium to current share price of $10.23 (as of December 12, 2025)
- **Step 2 (Negotiated Deal with Rice Family):**
  - Rice Family converts portion of Class V shares to Class A
  - Intersnack acquires 11% ownership (16.2mm Class A shares) from the Rice Family at [current share price] of $10.23 (as of December 12, 2025)
- **[Optional] Step 3 (Primary Raise):**
  - Intersnack purchases additional primary shares of Utz at [discount to] current share price
  - Cash proceeds to balance sheet to reduce leverage
    - Current net leverage of 3.3x LTM (2025E) Adj. EBITDA of $218mm

Sources & Uses

($ in mm)

Sources	$ Amount	%
Cash Consideration from Intersnack	$549	100.0%
Total Sources	**$549**	**100.0%**

Uses	$ Amount	%
Tendered Shares from Other Utz Shareholders	$363	66.1%
Shares from Rice Family Private Sale	166	30.3
Illustrative Transaction Fees	20	3.6
Total Uses	**$549**	**100.0%**

Pro Forma Ownership

	# of Shares (mm)				
Shareholder	Current	Step 1: Partial Tender	Post-Partial Tender	Step 2: Private Sale	Post-Private Sale
Intersnack	--	27.3	27.3	16.2	43.5
Rice Family	59.7	--	59.7	(16.2)	43.5
Other Utz Shareholders	85.3	(27.3)	58.0	--	58.0
Total	145.0	--	145.0	--	145.0

	% Ownership				
Shareholder	Current	Step 1: Partial Tender	Post-Partial Tender	Step 2: Private Sale	Post-Private Sale
Intersnack	--	18.8%	18.8%	11.2%	30.0%
Rice Family	41.2%	--	41.2	(11.2)	30.0
Other Utz Shareholders	58.8	(18.8)	40.0	--	40.0

Path to Control Sensitivities

- $2.1 – $3.9bn could be required for Intersnack to acquire the remaining 70% stake after 5 years, assuming illustrative multiple re-rating

	Utz Exit Multiple				
	Current	30% Premium to Current	1-Year Median	3-Year Median	All-Time Median
($mm)	10.1x	12.2x	12.9x	16.0x	18.0x
2030E Adj. EBITDA	$323	$323	$323	$323	$323
(x) Exit Multiple	10.1x	12.2x	12.9x	16.0x	18.0x
Firm Value @ Exit	**$3,266**	**$3,927**	**$4,163**	**$5,158**	**$5,804**
(-) Net Debt	($279)	($279)	($279)	($279)	($279)
Equity Value @ Exit	**$2,987**	**$3,648**	**$3,884**	**$4,879**	**$5,525**
(x) % Ownership of Remaining Utz Shareholders	70.0%	70.0%	70.0%	70.0%	70.0%
Equity Value of Remaining Utz Shareholders	**$2,091**	**$2,554**	**$2,719**	**$3,415**	**$3,868**

Source: Company filings, FactSet, and Wall Street research. Market data as of December 12, 2025.
Note: Illustrative transaction close of December 31, 2025.

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② Overview of Partial Tender Offer

Commencement of a Partial Tender Offer

Tender offer commences on the date when the first of the following events occurs:

(1) Publishing a summary advertisement of the tender offer, or (2) Mailing definitive copies of tender offer materials to the target shareholders

Tender offer Statement on Schedule TO must be filed with SEC on day the offer commences

Schedule TO includes:

Identity of bidder, offer terms, funding source, background of offer, bidder's plans for the company (i.e. any intent to pursue a second-step transaction)

Partial tender offer requires enhanced disclosure

- Tender rules ensure that shareholders are given the information needed to make reasonably informed decision
- The Exchange Act requires that target management inform its shareholders of its position with respect to the tender offer on Schedule 14D-9 within 10 business days of the offer being commenced

If a friendly transaction, Schedule 14D-9 is often filed at the same time as the Schedule TO

Target must: (1) recommend acceptance or rejection of the offer, (2) express no opinion and remain neutral, or (3) state that it is unable to take a position

Often target receives a "fairness opinion" report

Partial Tender Offer requires detailed explanation of pro-ration mechanism

Offer must be made available to all holders of the class of securities being sought; all holders must be offered the best price paid to any other holder during the tender offer

------------ *Continued on next page* ------------

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2 Overview of Partial Tender Offer (Continued)Completion of a Tender Offer Once a tender offer is commenced:It must remain open for at least 20 business days If the purchase price is either increased or decreased or the percentage of the securities to be bought is changed, the tender offer must remain open for at least another 5 to 10 business days (depending on change) A bidder may not purchase shares except through the tender offer Tendering shareholders may withdraw shares tendered up until the time they are actually purchased• Upon expiration of tender offer:If over-subscribed, bidder to pro-rate shares purchasedSubsequently announce the results (via press release or Schedule TO amendment) and “promptly” pay for the accepted shares• HSR clearance required prior to closeAcquiror Disclosure Obligations • Acquirors are required to make certain disclosures in the tender offer documents that are publicly filed and mailed to shareholders The standards are the same for U.S. and foreign acquirors• For partial tender offer, summary bidder financial information disclosure may be required (legal judgement) If all cash offer, and no financing condition, financial disclosure required likely limited• No matter what the terms     of the tender offer, the acquiror     must Page disclose information about its board and senior management including job history and or court orders related to the violation of securities law

Appendix

Potential Equity Solutions Available

	Common Equity	Redeemable Preferred Equity
Description	Clean equity at a fixed valuation	Senior preferred equity redeemed upon IPO or change of control, subject to buyback
Key Terms	Ranking: Most junior Valuation: Set at issuance Dividend: As declared Min Return: N/A Conversion: N/A Governance: N/A	Ranking: Senior to common, and preferred equity junior to debt Valuation: N/A Dividend: Cash or PIK Min Return: Subject to accruing min MOIC Conversion: Redemption at IPO at min MOIC Governance: May include board seat / observer
Dilution	Dilution incurred at issuance	No dilution incurred
Benefits & Considerations	▲ No repayment risk ▲ 100% equity treatment ▲ Simple structure that appeals to the broadest investor base ▲ Ability to be combined with warrants to provide enhanced economics ▶ Dilutive to shareholders upfront ▶ Highest cost of capital vs. other hybrid options	▲ Structured to receive equity credit ▲ Lower cost of capital vs. convertible equity ▶ Escalating cost of the security the longer the preferred stays outstanding ▶ Forced liquidity event in the future

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